Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, July 21, 2014 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $5,496,002.93 or $0.117918 per Unit, based principally upon production during the month of May 2014. The distribution is payable August 14, 2014, to Unit Holders of record as of July 31, 2014.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,734,107 Mcf (2,998,157 MMBtu). Dividing revenues by production volume yielded an average gas price for May 2014 of $4.41 per Mcf ($4.02 per MMBtu) as compared to $5.07 per Mcf ($4.62 per MMBtu) for April 2014.

In February 2014 Burlington informed the Trustee it had discovered a failure by Burlington to properly allocate approximately $4.3 million of severance taxes to the calculation of the Royalty during a period commencing in 2007 until the allocation was corrected in 2012, which resulted in what it characterized as an overpayment to the Trust in the amount of approximately $3.25 million. Burlington proposed and has begun to recoup the overpayment in installments of $361,215 commencing in March 2014 and continuing in equal installments through November 2014. Burlington has elected not to charge interest on the overpayment, although it has reserved the right to do so. The Trust and its advisors are analyzing the facts and circumstances and will continue communication with Burlington on this claim.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $417,900. Lease operating expenses were $2,904,477 and taxes were $1,808,855.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
	Fax:	(817) 735-0936
	Website:	www.sjbrt.com
	e-mail:	sjt@bbvacompass.com